Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: November 16, 2011

HERITAGE FINANCIAL DECLARES

SPECIAL CASH DIVIDEND

Olympia, WA, November 16, 2011/PR Newswire/ — The Board of Directors of Heritage Financial Corporation (“Heritage” or “Company”) (NASDAQ: HFWA) declared a special one-time cash dividend of $0.25 per share payable on December 9, 2011 to shareholders of record as of the close of business on November 28, 2011.

Brian Vance, President and Chief Executive Officer, commented, “As our economy slowly emerges from the difficulties of the past couple of years, Heritage finds itself in the enviable position of having a very strong capital base that continues to grow as we grow in profitability. This special dividend is one facet of managing capital as well as rewarding our shareholders. We will also continue to focus our capital management efforts on organic growth through lending and expanding our retail branch network in addition to hopefully continuing our regular cash dividend and opportunistically participating in share repurchases. Equally, if not more important, we want to continue to participate in what we believe will be the inevitable consolidation of the banking industry in the Pacific Northwest through acquisitions. Our capital position will allow us to take advantage of acquisition opportunities as they arise, be they FDIC-assisted or traditional open bank transactions.”

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-seven full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. The Company’s stock is traded on the Nasdaq Global Select Market under the symbol “HFWA”. Additional information about Heritage Financial Corporation is available on its Internet Website

www.HF-WA.com.

Source: Heritage Financial Corporation

Contact: Brian L. Vance, Chief Executive Officer, (360) 943-1500